UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2015

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-193455	46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2015, Matinas Biopharma Holdings, Inc. (the “Company”) appointed Douglas F. Kling, age 41, as the Company’s Senior Vice President for Clinical Development and Project Management. Prior to Matinas, Mr. Kling held various positions at Omthera Pharmaceuticals, Inc. (acquired by AstraZeneca PLC in 2013) from August 2010 to December 2014, most recently as Senior Vice President of Clinical Development and Project Management. Prior to that, Mr. Kling served as Senior Director, Project Management at Shionogi USA Inc. (July 2009 to July 2010), as Senior Director, Program Management at The Medicines Company (April 2008 to July 2009) and in a variety of positions at Reliant (November 2000 to March 2008), most recently as Director, R&D Project Management. Mr. Kling earned his B.S. in biological sciences from Duke University and his M.B.A. from Rutgers Business School.

Effective March 12, 2015, the Company entered into an employment agreement with Mr. Kling (the “Employment Agreement”). Mr. Kling will receive an annual base salary of $250,000 (the “Base Salary”), which is subject to periodic adjustment by the Company’s Board of Directors (the “Board”) or the Compensation Committee. Mr. Kling is also eligible for an annual bonus with a target amount of up to 30% of the Base Salary, based on the achievement of certain individual and/or corporate performance targets established by the Board or Compensation Committee. The actual amount of such bonus will be determined annually based upon individual and/or the Company’s achievement of certain performance targets, as determined by the CEO, the Board or the Compensation Committee, in his or its reasonable discretion. In addition, Mr. Kling received a grant of options to purchase 350,000 shares of the Company’s common stock, par value $0.0001 per share, pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”), on March 12, 2015 with an exercise price of $0.52 per share. Mr. Kling is eligible to participate in employee benefit plans generally available to the Company’s senior executives, subject to the terms of those plans.

The Employment Agreement further provides that in the event of termination without cause or with good reason, as described below, subject to the execution and non-revocation of a release agreement, Mr. Kling will be entitled to receive (i) the amount of his accrued but unpaid Base Salary and any accrued but unused vacation as of the date of termination, (ii) reimbursement of any expenses properly incurred on our behalf prior to any such termination and not yet reimbursed, (iii) continuation of his base salary, at the rate then in effect, for a period of nine months, payable in accordance with the Company’s customary payroll practices and procedures and (iv) the vesting of his outstanding options will be accelerated by six months. The Employment Agreement further provides that in the event of termination without cause or with good reason within the twenty-four month period following a change in control, subject to the execution and non-revocation of a release agreement, Mr. Kling will be entitled to receive (i) the amount of his accrued but unpaid Base Salary and any accrued but unused vacation as of the date of termination, (ii) reimbursement of any expenses properly incurred on our behalf prior to any such termination and not yet reimbursed, (iii) continuation of his base salary, at the rate then in effect, for a period of eighteen months, payable in accordance with the Company’s customary payroll practices and procedures and (iv) the vesting of his outstanding options will be accelerated in full.

Under the Employment Agreement, the terms below are generally defined as follows: (i) “cause” means: (a) a material act, or act of fraud, committed by Mr. Kling that is intended to result in his personal enrichment to the detriment or at the expense of the Company or any of its affiliates; (b) Mr. Kling is convicted of a felony; (c) willful misconduct or gross negligence or uncured failure by Mr. Kling to perform the duties or obligations reasonably assigned to Mr. Kling by the Board or the Chief Executive Officer from time to time; or (d) Mr. Kling violates the Covenants Agreement (as defined below); and (ii) “good reason” means that Mr. Kling has complied with the appropriate notice procedures following the occurrence of any of the following without Mr. Kling’s advance written consent: (a) a material breach by the Company of the Employment Agreement, (b) a material reduction in the Base Salary; (c) a material diminution of Mr. Kling’s authority, duties or responsibilities; or (d) a material change in the geographic location at which Mr. Kling’s performs services for the Company.

In addition, Mr. Kling has entered into the Company’s standard form agreement with respect to non-disclosure and assignment of inventions (the “Covenants Agreement”).

The foregoing description of the Employment Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

Exhibit	Description
10.1	Employment Agreement, dated March 12, 2015, between Matinas Biopharma Holdings, Inc. and Douglas F. Kling.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Date: March 18, 2015	/s/ Roelof Rongen
Roelof Rongen, President and Chief Executive Officer